Exhibit 99.1

Sunnova Signs $3.0 Billion Loan Guarantee

Agreement with U.S. Department of Energy to Expand

Clean Energy Access

Partial guarantee expected to support over $5 billion in Sunnova solar loan originations,

reduce the company’s weighted average cost of capital, and generate interest savings

Expands Sunnova’s reliable, clean, and affordable energy services to underserved

American communities and accelerates the deployment of digital energy engagement and demand response technologies

HOUSTON, TX, September 28, 2023 — Sunnova Energy International, Inc. (Sunnova) (NYSE: NOVA), a leading Energy as a Service (EaaS) provider, today announced it has entered into a $3.0 billion partial loan guarantee agreement with the U.S. Department of Energy (DOE) Loan Programs Office (LPO), which equates to a 90% guarantee of up to $3.3 billion of term loans, to support solar loans originated by Sunnova under a new solar loan channel named “Project Hestia.”

Project Hestia is expected to provide disadvantaged homeowners and communities with increased access to clean, flexible power via Sunnova services by indirectly and partially guaranteeing the cash flows associated with consumers’ loans. Each energy system will include access to Sunnova’s purpose-built technology, accessible by smart phone or other personal electronic device. The technology is designed to improve customer insights regarding their power usage and will facilitate demand response behavior. This approach is expected to expand access to Sunnova’s adaptive energy platform, lay the foundation for future virtual power plant (VPP) activities, decrease greenhouse gas emissions, and increase the demand response benefits of residential power systems.

“Today marks the beginning of an exciting chapter in our pursuit of a cleaner and more equitable energy landscape. With our collaboration with the U.S. Department of Energy, we are embarking on a journey that expands clean energy access and delivers economic benefit to Americans in disadvantaged communities,” said William J. (John) Berger, Chief Executive Officer of Sunnova Energy. “This partnership reflects our commitment to innovation with purpose.”

The DOE loan guarantee agreement will support the origination of Sunnova loans associated with solar, storage, or other Sunnova Adaptive Home™ technologies that utilize Sunnova’s purpose-built demand response and VPP enabling software throughout the United States and its territories. Sunnova anticipates the loan guarantee agreement will support over an estimated $5.0 billion in Sunnova loan originations, reduce the company’s weighted average cost of capital, and generate interest savings.

Sunnova anticipates utilizing the DOE loan guarantee in connection with its first Hestia asset backed securitization, Hestia I, in the fourth quarter of 2023. “This is an important step in structured solar investments that will accelerate solar adoption and bring our best-in-class service to more underrepresented customers,” said Robert Lane, Executive Vice President and Chief Financial Officer at Sunnova. “We expect the Hestia I issuance to generate spreads commensurate with the expected credit uplift and introduce new, investment-grade investors to Sunnova’s long-term strategy.”

The DOE loan guarantee agreement is issued pursuant to Title XVII of the Energy Policy Act of 2005. Project Hestia is designed to accelerate the deployment of new digital engagement and behavior modification technologies. The Sunnova app and portal aims to reduce greenhouse gas emissions, enhance the informed use of load controllers and smart appliances, and support grid stability by giving consumers near real-time insight into their residential energy system and quantifying the location-specific emissions impact of changes in consumer behavior.

Sunnova will provide DOE with monthly servicing reports supplemented by hardware and software deployment information. To measure project benefits, Sunnova will also measure and report on the reduction in greenhouse gases associated with Project Hestia. To advance economic and environmental benefits for disadvantaged communities, Sunnova intends to use Project Hestia to finance collateral pools that realize agreed criteria related to FICO distributions, and certain concentrations of customers located in disadvantaged communities.

Sunnova was advised by ATLAS SP Partners and Citi on the transaction. Baker Botts acted as legal advisor to Sunnova and Kramer Levin acted as legal advisor to the financial advisors.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading Energy as a Service (“EaaS”) provider with customers across the U.S. and its territories. Sunnova’s goal is to be the source of clean, affordable, and reliable energy with a simple mission: to power energy independence so that home and business owners have the freedom to live life uninterrupted®. For more information, please visit sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “going to,” “could,” “intend,” “target,” “project,” “contemplates,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding Sunnova’s ability to obtain future indebtedness, the benefits and impact of the loan guarantee on individuals, communities, our operations and financial, or otherwise, Sunnova’s current and future product offerings to consumers including any deployments under the Hestia program, timing such transactions and the issuance of any asset-backed securities. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history and changes to our business and financing markets results of operations and financial position, our competition, changes in and compliance with regulations applicable to our business and our dealers, fluctuations in the solar and home-building markets, availability and cost of capital, supply chain uncertainty, our ability to attract and retain dealers and customers and our dealer and strategic partner relationships. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022, and our subsequent Quarterly Reports on Form 10-Q. The forward-looking statements in this press release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

Sunnova Media Contact:

Srishti Ahuja Tandon

Srishti.ahujatandon@sunnova.com

Sunnova Investor Contact:

Rodney McMahan

877-770-5211

IR@sunnova.com

Source: Sunnova Energy International, Inc.

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